EXHIBIT 10.4

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY WASHINGTON, D.C. 20460

OFFICE OF CHEMICAL SAFETY AND POLLUTION PREVENTION

PARTNERSHIP AGREEMENT

BETWEEN

MIGHTY FIRE BREAKER LLC

AND

U.S. ENVIRONMENTAL PROTECTION AGENCY

SAFER CHOICE PROGRAM

1. Statement of Purpose

The purpose of this Partnership Agreement (“Agreement”) is to set forth the basis, terms, and goals of the Safer Choice voluntary partnership between Mighty Fire Breaker LLC (“Mighty Fire Breaker”) of Lima, Ohio and the U.S. Environmental Protection Agency (“EPA”). The partnership is part of the Safer Choice safer chemical use initiative for commercial formulators. The basic goal of the initiative is to seek and promote innovative chemical products, technologies, and practices that benefit human health and the environment.

A key purpose of the partnership program is to recognize and encourage the formulation of products with environmentally preferable chemistry and collateral benefits, as defined and described in the Safer Choice Standard, the associated Safer Choice component-class criteria, and the SCOPING PAPER: LONG-TERM FIRE RETARDANTS prepared for U.S. Environmental Protection Agency. For the purpose of this Agreement, these products include the following Mighty Fire Breaker products: MFB-31 and Holiday Tree Spray (the “Qualifying Products”). The partnership will strive to promote and advance the environmental, technological, and efficiency benefits of these and future Qualifying Products.

This Agreement describes in general terms how Mighty Fire Breaker formulates the Qualifying Products, their environmental and human health benefits, and how Mighty Fire Breaker and EPA/Safer Choice will work together to continually improve the health and environmental profile of the Qualifying Products and educate the consumer on these improvements and the Safer Choice program.

Qualifying Products

Product Name	Product Category	I/I or Consumer	Partnership Agreement Date
MFB-31	Fire-Fighting Product	Both	Original: see sec. 17
Holiday Tree Spray	Fire-Fighting Product	Both	Original: see sec. 17

2. Statement of Context and Challenge

Each year, commercial formulators use billions of pounds of chemical ingredients to make a wide variety of fire-fighting products. EPA is concerned about the effect certain chemicals might have on environmental quality and on the health and safety of workers and the public who use or may come in contact with them.

EPA believes that formulators can improve the environmental and health profile of their products by using ingredients that are inherently less toxic, less environmentally persistent, less bioaccumulative, and that degrade to substances with similar desirable characteristics when compared to ingredients in some conventional formulations. Additional benefits can be derived through environmentally oriented reformulation. Improved performance, energy efficiency, resource conservation, and sound management practices offer important additional components for measurable and sustainable improvement in fire-fighting products and programs.

EPA believes that conventional fire-fighting formulations may rely on certain ingredients whose environmental and human health profiles can be improved.

3. Mighty Fire Breaker’s Improved Fire-Fighting Chemistries

In conjunction with the Safer Choice review process, Mighty Fire Breaker has formulated a fire- fighting product that, according to Mighty Fire Breaker, meets EPA/ Safer Choice's recommendations and offers improved health and environmental characteristics, when compared to other firefighting chemistries. These Qualifying Products contain no halogenated organic materials, inorganic phosphates, or hazardous solvents. Instead, Mighty Fire Breaker uses a proprietary blend of chemicals that exhibit more positive environmental and human health characteristics than conventional fire- fighting formulations. (For more information on the attributes and benefits of these products, see section 7.)

Please Note: EPA/Safer Choice relies solely on Mighty Fire Breaker, its integrity and good faith, for information on the composition, ingredients, and attributes of its Qualifying Products. EPA/Safer Choice has not independently identified, i.e., via chemical analysis, the ingredients in the submitted formulas, nor evaluated any of Mighty Fire Breaker’s non-ingredient claims. EPA/Safer Choice expresses its judgment and professional opinion only as to the environmental and human health characteristics of the Qualifying Products, based on currently available information and scientific understanding. Mighty Fire Breaker’s obligations under any federal, state, or local regulations governing the company or these products are in no way altered by its partnership with EPA/Safer Choice.

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4. Mighty Fire Breaker’s Commitment to Formulate for the Environment

As part of the Mighty Fire Breaker–EPA/Safer Choice partnership, Mighty Fire Breaker agrees to formulate and produce the Qualifying Products using agreed upon ingredients which have a more positive health and environmental profile than conventional formulations. To preserve the non- confidential nature of this document, a generic description of the ingredients in the Qualifying Products and their key characteristics appear below.

As documentation of the Qualifying Products at the time of this Agreement, and to set a baseline for future improvements and formula changes, Mighty Fire Breaker has provided to EPA/Safer Choice the specific and complete chemical composition for these products. This section’s ingredient- by-ingredient descriptions are intended to serve as surrogates for the actual formulas. Mighty Fire Breaker reserves the right, however, to change ingredients, provided that their health/environmental profile is equal to or better than those in the current formulations and that any substitution occurs in consultation and agreement with EPA/Safer Choice (see section 12).

If any change is made to the agreed formulation, Mighty Fire Breaker agrees to notify EPA/Safer Choice of the change and provide the new formulation. EPA/Safer Choice agrees to notify Mighty Fire Breaker of the need for ingredient profiling and will make recommendations for changes to the formulation as needed in order to remain a Qualifying Product.

The following is a non-confidential representation of the ingredients in the Qualifying Products, with their key characteristic (including green chemistry status or areas identified for future improvement), as evaluated by EPA/Safer Choice:

Ingredient	Key Evaluation Characteristic

MFB-31 / Holiday Tree Spray Buffer	Acceptable as formulated. Meets Safer Choice direct release criteria.
Solvent	Acceptable - target for improvement (see sec. 5).
Meets Safer Choice direct release criteria.

Adoption and use of the formulations described in this Agreement does not preclude, nor should it impede, Mighty Fire Breaker in its efforts to further improve the health and environmental profile of the Qualifying Products. In fact, a main element of the Mighty Fire Breaker–EPA/Safer Choice partnership is to provide Mighty Fire Breaker the opportunity to work with EPA chemists, environmental scientists, and risk reduction staff in investigating materials to further improve the health and environmental profile of its Qualifying Products.

5. Continuous Environmental Improvement

Mighty Fire Breaker agrees to make continuous environmental improvement an important element of its research and development activities related to its Qualifying Products. In addition to the environmentally oriented formulations set forth in section 4, Mighty Fire Breaker agrees to investigate the feasibility of making additional improvements in the environmental and health profile of the Qualifying Products.

Targets for Improvement. Mighty Fire Breaker LLC agrees to explore the use of and, if feasible, reformulate with a safer alternative solvent, as directed by EPA/Safer Choice. Mighty Fire Breaker LLC agrees to undertake this formulation review during the period of the Agreement.

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Mighty Fire Breaker may consult with EPA/Safer Choice about other products and, following EPA/Safer Choice review and assessment, may request that one or more new Qualifying Products be added to this Agreement. With EPA/Safer Choice's approval, this Agreement may be amended as set forth in Section 12 to include new Qualifying Products.

Mighty Fire Breaker and EPA/Safer Choice agree to discuss on a yearly basis the status of Mighty Fire Breaker’s reformulation research and continuous improvement activities related to the Qualifying Products. Mighty Fire Breaker may, at any time, request consultation and technical assistance from EPA in determining which chemical ingredients possess more positive health/environmental characteristics. Mighty Fire Breaker may use informational materials from Safer Choice's website as general guides to environmentally desirable attributes for fire-fighting products.

6. Formulator Right to Know

Fire-fighting product formulators have a right to know the properties and potential risks – to their employees, customers, and communities – of the chemicals they use. Manufacturers of raw materials for fire-fighting products should ascertain and communicate the properties and potential toxicity of their products, especially those made and sold in large quantities.

As part of its partnership with EPA/Safer Choice, Mighty Fire Breaker agrees to ask its raw material suppliers for test data on the chemicals they sell and that Mighty Fire Breaker uses in its products. If the raw material suppliers do not have test data on their chemicals, Mighty Fire Breaker agrees to encourage them to perform basic physico-chemical and toxicity testing. Upon request by EPA/Safer Choice, Mighty Fire Breaker agrees to share with EPA/Safer Choice any available chemistry or toxicity information on its ingredients that it obtains from its suppliers.

To help ensure that any new testing serves to enhance the profile and general understanding of a particular chemical, all prospective studies should be considered in the context of the guidance offered in EPA’s chemical evaluation programs (http://www.epa.gov/oppt/existingchemicals/pubs/enhanchems.html) and the Screening Information Data Set (SIDS) Program of the Organization for Economic Co-operation and Development (to learn more, visit http://webnet.oecd.org/hpv/ui/default.aspx and the SIDS Test Guidelines at http://www.epa.gov/HPV/pubs/general/sidsappb.htm).

7. User Benefits

Mighty Fire Breaker’s Qualifying Products offer users the following set of benefits:

Environmental Protection

The Qualifying Products are formulated with the environment and human health strongly in mind and uses the following types of ingredients: biodegradable surfactants, with byproducts that are less toxic than the parent compound; solvents that are not hazardous air pollutants and pose no threat to the Earth’s ozone layer; and other components with a more positive environmental profile than in conventional fire-fighting products.

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Worker/Consumer Safety

The Qualifying Products are also formulated to help ensure a safer workplace. Users of these products benefit from ingredients that include no components that pose serious hazards. This benefit is amplified for firefighters and others who must use fire-fighting chemicals in confined spaces on a daily basis. Importantly, a safer health profile especially benefits children, who spend a large part of their day in indoor environments and can be particularly sensitive to the chemicals in some products. Also, the mild pH, low volatility, and low potential to catch fire enhance the safety profile of this product.

Resource Conservation

The Qualifying Products also have certain attributes that may significantly reduce wear and tear on substrates, fabrics, and other surfaces with which the product comes in contact, thereby extending their usable life.

Customer Education

Mighty Fire Breaker acts as a product steward by providing its customers information on environmental and worker safety matters and trains its sales force on the benefits of formulations with improved environmental and health characteristics.

Mighty Fire Breaker agrees to inform customers of the Qualifying Products, about the Mighty Fire Breaker-EPA/Safer Choice partnership, the meaning of the Safer Choice label, and the Safer Choice program’s role in helping to protect human health and the environment. Mighty Fire Breaker agrees to make available to its customers an EPA/Safer Choice contact to who they may direct questions or comments on the partnership.

8. EPA Recognition and Support

Mighty Fire Breaker may use the Safer Choice label, shown on Attachment A to this Agreement, on containers or container packaging of the Qualifying Products or on advertising related solely to these products, provided that EPA/Safer Choice has reviewed and approved the intended use of the label. Mighty Fire Breaker agrees to not use the label or describe EPA/Safer Choice's recognition on any general Mighty Fire Breaker materials, non-Qualifying Products or associated literature, or advertising not related to the Qualifying Products. Mighty Fire Breaker is not permitted to use the EPA official seal or logo at any time.

Use of the Safer Choice label must be accompanied by the program web address, epa.gov/saferchoice, as shown on Attachment A. Additionally, when advertising the Qualifying Products or informing consumers about them, Mighty Fire Breaker must include the endorsement disclaimer which appears below. Mighty Fire Breaker and EPA/Safer Choice agree to work to find an appropriate place (e.g. the company's website) to include the disclaimer connected with advertising for the Qualifying Products:

EPA/Safer Choice recognition does not constitute endorsement of this product. The Safer Choice label signifies that the product’s formula, as Mighty Fire Breaker has represented it to the EPA, contains ingredients with more positive human health and environmental characteristics than conventional products of the same type. EPA/Safer Choice relies solely on Mighty Fire Breaker, its integrity and good faith, for information on the product’s composition, ingredients and attributes. EPA/Safer Choice has not independently identified, that is, via chemical analysis, the ingredients in the product formula, nor evaluated any of Mighty Fire Breaker non-ingredient claims. EPA/Safer Choice provides its evaluation only as to the product’s human health and environmental characteristics, as specified in the Safer Choice Standard and based on currently available information and scientific understanding.

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Mighty Fire Breaker agrees to make available to EPA/Safer Choice for review and approval any materials, including press releases, promotional materials and advertisements that Mighty Fire Breaker develops in connection with the partnership, and especially information that describes or characterizes the Safer Choice program or EPA/Safer Choice’s position on issues related to the fire-fighting product sector.

The Parties acknowledge that under 5 C.F.R. §2635.702(c), EPA may not endorse the purchase or sale of commercial products and services provided by Mighty Fire Breaker. The Parties agree to ensure that promotional materials describing or resulting from this Agreement do not contain statements implying that EPA/Safer Choice endorses the purchase or sale of commercial products. This includes statements to the public in news releases, publications, on websites or any other media.

Mighty Fire Breaker agrees to discontinue use of the Safer Choice label or any other form of EPA/Safer Choice recognition, within 30 days, under the following circumstances: If Mighty Fire Breaker stops formulating the Qualifying Products using the agreed upon ingredients; upon the termination of this Agreement; or, if so notified by EPA in writing.

9. Limitations

All commitments made by EPA in this Agreement are subject to the availability of appropriated funds and budget priorities. Nothing in this Agreement, in and of itself, obligates EPA to expend appropriations or to enter into any contract, assistance agreement, interagency agreement, or incur other financial obligations. This Agreement does not exempt Mighty Fire Breaker or any other organization from EPA policies for competition for financial assistance agreements or procurement contracts. Mighty Fire Breaker agrees not to submit a claim for compensation for services rendered to EPA in connection with any activities it carries out in furtherance of this Agreement. Any endeavor involving reimbursement or contribution of funds between the parties to this Agreement will be handled in accordance with applicable laws, regulations, and procedures, and will be subject to separate agreements.

This Agreement does not create any right or benefit, substantive or procedural, enforceable by law or equity against Mighty Fire Breaker or EPA/Safer Choice, their officers or employees, or any other person. This Agreement does not direct or apply to any persons outside Mighty Fire Breaker or EPA.

10. Measures of Success

On an annual basis, Mighty Fire Breaker agrees to provide to EPA/Safer Choice its best estimate of the production volume of the Qualifying Products (if possible, both in aggregate pounds or gallons and broken out by ingredient class).

At EPA’s request, Mighty Fire Breaker agrees to make available to EPA/Safer Choice, on a confidential basis, formulation bills of materials that confirm that the Qualifying Products contains the ingredients agreed to in this Agreement or have been modified in accordance with its terms.

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Mighty Fire Breaker agrees to make reasonable attempts to monitor the fire-fighting product market and agrees to inform EPA/Safer Choice about the Qualifying Products’ influence on the market, including growth in sales and number of new customers, as well as the perceived value in Safer Choice recognition. Mighty Fire Breaker agrees to report on customer acceptance of and satisfaction with these products when this information is available.

As discussed in Section 5, Mighty Fire Breaker agrees to furnish periodic updates to EPA on the continuous improvement component of its research and development activities and on its ongoing efforts to improve the health/environmental profile of the Qualifying Products. As a condition of partnership, Mighty Fire Breaker has demonstrated to EPA/Safer Choice the performance of its Qualifying Products according to the guidelines provided by Safer Choice (see www.epa.gov/saferchoice/standard). Mighty Fire Breaker agrees to also share with EPA/Safer Choice the results of any additional performance testing or verification when that information becomes available.

11. Confidentiality

In matters relating to this Safer Choice partnership and Agreement, EPA agrees to handle all information claimed by Mighty Fire Breaker as confidential business information in accordance with EPA confidentiality procedures (see 40 CFR part 2, subpart B). EPA and Mighty Fire Breaker agree that information supplied to EPA by Mighty Fire Breaker regarding the formulas of any Mighty Fire Breaker products or in connection with any audits required pursuant to Section 14 of this Agreement is covered by the foregoing sentence.

EPA/Safer Choice agrees to only use the information provided by Mighty Fire Breaker for purposes related to the Mighty Fire Breaker-EPA/Safer Choice partnership and disclose the information only to EPA employees and EPA contractors cleared for confidential information with a specific need to know.

12. Amendments to the Agreement

Mighty Fire Breaker may request that EPA/Safer Choice add new Qualifying Products or make other changes to this Agreement. If EPA agrees to the addition or change, the essential elements from sections 3, 4, 5 and 7 of the current Agreement may be amended. Mighty Fire Breaker and EPA/Safer Choice agree to collaborate in developing the specific language for the amendment, which must be signed by an appropriate official for both parties. All other provisions of the Agreement shall be incorporated by reference.

13. Private Label, Licensee, and Toll Manufacture Products

Mighty Fire Breaker acknowledges and agrees to the following roles, limitations, and responsibilities when third parties are involved in the manufacture of Safer Choice-certified products.

A private label product may carry the Safer Choice label provided that its contents are either identical to those in a specified Safer Choice-certified product, or very similar, and the ingredients that are different have been approved in the partnership agreement. A licensee or toll manufacture product may carry the Safer Choice label provided that its contents are identical to those in a specified Safer Choice-certified product.

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Before manufacture of any private label product that will carry Safer Choice recognition, Mighty Fire Breaker must inform and receive permission from Safer Choice, indicating the name of the private label product, the label owner, and the specific Safer Choice-certified product to which it is identical or on which it is based. Before manufacture of any licensee or toll manufacture product, Mighty Fire Breaker must inform and receive permission from Safer Choice, indicating the name of the licensee or toll manufacturer and of the specific Safer Choice-certified product to which the licensee or toll manufacture product is identical. To assure quality, the licensee or toll manufacture product must be manufactured under an agreement between Mighty Fire Breaker and the licensee or toll manufacturer and the agreement must be available to Safer Choice on request.

Mighty Fire Breaker agrees to ensure that its private label, licensee and toll manufacture products comply with the audit provisions in section 14.

14. Partnership Surveillance and Audits

To ensure that the contents of certified products are as represented to the Agency under this agreement and that all other aspects of the Mighty Fire Breaker-Safer Choice partnership comport with the Safer Choice Standard and criteria documents, Mighty Fire Breaker agrees to participate in Safer Choice's surveillance and auditing program. The program will consist primarily of annual desk audits and triennial on-site audits, as described in the Safer Choice Standard, section 3.6 and Annex B.

Mighty Fire Breaker will make its manufacturing facilities and certified -product-related records available to Safer Choice-authorized third-party verifiers. On an annual basis, Mighty Fire Breaker agrees to submit to the third-party verifier desk audit materials as specified in the Safer Choice Standard, Annex B.1. These materials will include a list of ingredients for each certified product and a statement that the ingredients and all claims made regarding the Agency’s recognition (e.g. use of the Safer Choice label) comport with this agreement.

Approximately every three years, Mighty Fire Breaker will allow a third-party verifier to visit its manufacturing facility and conduct an audit, which will include the elements listed in the Safer Choice Standard, Annex B.2. The audit will focus on the manufacturing process and the procedures in place to ensure that certified products comport with this agreement.

If the audit reveals items of noncompliance, Mighty Fire Breaker will promptly correct the noncompliance. Mighty Fire Breaker shall submit to the external verifier and to Safer Choice, in writing and within 30 days of receiving written notice of noncompliance, the following: a root-cause analysis, an explanation of corrective action, and a preventive action plan. In collaboration with Safer Choice, the external verifier shall confirm that Mighty Fire Breaker has taken the remedial action necessary to assure Safer Choice of Mighty Fire Breaker’s ability to satisfy the terms of this agreement.

Unaddressed or egregious noncompliance may serve as grounds for terminating the partnership. In any case of serious noncompliance, Mighty Fire Breaker may be asked to do the following: immediately cease use of the Safer Choice label; estimate the quantities of currently labeled product; and confirm the cessation and estimate in writing. Procedures for handling existing stocks of products and labels will be determined on a case-by-case basis.

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15. Ingredient Communication

To enhance public awareness of the safer ingredients in Safer Choice-certified products and in the spirit of more complete communications on chemicals in common use, Mighty Fire Breaker agrees to disclose the contents of their Safer Choice-certified products as described herein and in the Safer Choice Standard, Section 3.8.

Mighty Fire Breaker must disclose all intentionally added ingredients in their Safer Choice- certified products, except for “incidental ingredients,” that is, ingredients present at insignificant levels that have no technical or functional effect (e.g., reagents, processing aids, and impurities, as defined in 21 §701.3(l)).

Mighty Fire Breaker agrees to disclose its ingredients in one of the following locations: on the product label; on their website; at a toll-free number; or, on another media approved by Safer Choice . If disclosure does not occur on the product label, Mighty Fire Breaker must provide the location of the ingredients on the label, e.g., the website address or toll-free number.

Mighty Fire Breaker must use the Chemical Abstract Service (CAS) number, if available and not trade secret information (as defined in the Uniform Trade Secrets Act), and one or more of the following nomenclature systems to describe their ingredients: CAS name; Consumer Specialty Products Association (CSPA) Consumer Products Ingredient Dictionary name; International Nomenclature of Cosmetic Ingredients (INCI) name; or, International Union of Pure and Applied Chemistry (IUPAC) name. Where needed to protect trade secret information, Mighty Fire Breaker may, at a minimum, use a chemical-descriptive name, for example, the EPA Premanufacture Notice generic name or the CSPA Dictionary name, in lieu of the specific chemical name; however, the name must be as specific as possible without revealing trade secret information.

Mighty Fire Breaker must list dyes, colorants, and preservatives by a chemical-descriptive name. Mighty Fire Breaker may list scent ingredients as “Fragrance” on the label, but must also indicate where detailed information can be found; for example, the website list, or subset of the list, of fragrance materials authored by the International Fragrance Association (IFRA) and available on IFRA's website (https://ifrafragrance.org/). Alternatively, Mighty Fire Breaker may state on its website the ingredients in the fragrance or the palette of fragrance materials used in its products, and may also include the ingredients not used in the fragrance.

Mighty Fire Breaker must use the following order in listing ingredients: for those present at concentrations over 1.0 percent (measured on a weight-weight percentage basis), ingredients must be listed in descending order, with the ingredient at the highest percentage in formula listed first; for those present at or below 1.0 percent, ingredients may be listed in any order.

16. Packaging

In accordance with Section 4.2.6 of the Standard, Mighty Fire Breaker agrees that, with respect to the inner container (i.e., the packaging material that comes into contact with its labeled product ingredients), it has achieved at least at a 25 percent level in one of the six sustainability criteria listed below, developed by the Sustainable Packaging Coalition (http://www.sustainablepackaging.org). Mighty Fire Breaker further agrees that, if not already at a full performance level, it will improve the packaging profile of its labeled products during the partnership and that at each partnership renewal it will report on the status of its packaging practices in relation to the listed criteria and show progress in meeting its sustainability goals.

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•	Is sourced, manufactured, transported, and recycled using renewable energy;
•	Optimizes the use of renewable or recycled source materials;
•	Is manufactured using clean production technologies and best practices;
•	Is made from materials healthful in all probable end-of-life scenarios;
•	Is physically designed to optimize materials and energy; and
•	Is effectively recovered and used in biological and/or industrial closed-loop cycles.

In addition, Mighty Fire Breaker agrees that its packaging materials will not contain toxic elements (as per Section 5.10 of the Standard), including heavy metals, as described in the Toxics and Packaging Clearinghouse model legislation (at https://toxicsinpackaging.org/model-legislation). Mighty Fire Breaker will also ensure that the following ingredients of concern are not used in its packaging: Bisphenol A (BPA) or the following phthalates: dibutyl phthalate (DBP), diisobutyl phthalate (DIBP), butyl benzyl phthalate (BBP), di-n-pentyl phthalate (DnPP), di (2- ethylhexyl) phthalate (DEHP), di-n-octyl phthalate (DnOP), diisononyl phthalate (DINP), and diisodecyl phthalate (DIDP).

17. Termination or Renewal of the Agreement

Either party may, upon written notification, terminate this Agreement. In any event, the terms and provisions in the Agreement will sunset three years from the date of signature, unless the parties renegotiate and renew a partnership agreement prior to the expiration date.

We agree to these terms and provisions:

For Mighty Fire Breaker LLC	For the U.S. Environmental Protection Agency

Steve Conboy	David Widawsky
President	Director, Data Gathering and Analysis Division

Date August 24, 2022	Date

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ATTACHMENT A

Example of Appropriate Use of the EPA/Safer Choice Certification Mark

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